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                                   EXHIBIT 12

                        DOUBLECLICK INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


                                                                                                    Three Months
                                                          Year Ended December 31,                      Ended
                                                  1996             1997             1998           March 31, 1999
                                                 -------          -------          -------         --------------
Pre-tax loss from continuing operations:         $ 3,192          $ 8,356          $18,173            $   6,925
Fixed charges:
     Interest expense:                                91              341               75                  342
     Interest component of rent
       expenses on operating leases:                 162              194              466                  335

     Total fixed charges:                        $   253          $   535          $   541            $     677
                                                 -------          -------          -------            ---------
Ratio of Loss to Fixed Charges:                    - (a)            - (a)            - (a)                - (a)
                                                 -------          -------          -------            ---------
                                                 -------          -------          -------            ---------

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(a)  As a result of the loss incurred for the years ended 1996, 1997, and 1998 and for the three months ended March 31, 1999, the ratio coverage was less than 1:1 as DoubleClick was unable to cover the indicated fixed charges. DoubleClick must generate additional earnings of $2,939, $7,821 and $17,632 for the years ended 1996, 1997 and 1998, respectively, and $6,248 for the three months ended March 31, 1999 to achieve a coverage of 1:1.